Exhibit 99.1

Corporate Headquarters: 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com
For Immediate Release:	Pink Sheets
March 27, 2006	ACTT.PK

ACT Teleconferencing Names Interim Chief Financial Officer

Company to complete global financial consolidation

DENVER – ACT Teleconferencing Inc. (ACTT.PK)(ACT), a worldwide provider of audio, video and web-based conferencing products, today announced the appointment of Timothy M. Wood as Interim Chief Financial Officer. Mr. Wood will assist ACT to complete its restructuring initiatives, and will work with the board of directors to find his permanent replacement. Bringing over thirty years of executive management experience, his expertise is restructuring financial operations to support optimal capital structures.

Most recently, he was CFO and Vice-President of Finance, as well as Director of Governance and Compliance for Manitowoc Company, Inc., an international multi-industry public company generating $1.7 billion annual revenue. Prior to that, Mr. Wood held several executive financial positions with both public and private companies, i.e., Redem Technologies, Inc., Burns International Services Corporation and Borg-Warner Corporation. A CPA, Mr. Wood’s credentials also include working for Peat, Marwick, Mitchell and Co. He holds a bachelor’s degree in accounting from the University of South Dakota and has participated in the Advanced Management Program at Harvard Business School.

Gene Warren, ACT CEO and President commented, “We are very pleased to have someone with Tim’s experience and knowledge on our team. We look forward to his contribution to the management of the business as we continue to search for a permanent CFO.”

Statements in this release that aren’t historical facts may be forward-looking. Factors causing actual results to differ materially from those anticipated by forward-looking information include, but aren’t limited to, future economic conditions, competitive services, pricing, new competitors, financing, service delivery under existing contracts and other factors. For a detailed description of factors that could cause such differences, see “Risk Factors” in ACT’s Form 8-K filed September 27, 2005, and the Company’s other filings with the SEC. ACT disclaims any intention or obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT offers integrated global audio and videoconferencing platforms that provide uniform international services, customized billing, and local language services. The company’s Internet address is: www.acttel.com.

Contacts:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-233-3500; e-mail: lkaiser@acttel.com

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